Consent of Independent Auditors


We consent to the use of our report dated January 25, 2002, included in the Annual Report on Form 10-K of Commerce Bancorp, Inc. and Subsidiaries for the year ended December 31, 2001, with respect to the consolidated financial statements and to the use of our report dated June 14, 2002, with respect to the financial statements and supplemental schedules of the Commerce Bancorp, Inc. 401(k) Retirement Plan, as amended, included in this Form 10-K/A.



/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
June 28, 2002